Exhibit 99.1

First Capital Bancorp, Inc. Announces Leadership Change

GLEN ALLEN, Va., Nov. 4, 2015 – First Capital Bancorp, Inc. (NASDAQ: FCVA) (“First Capital”), the holding company for First Capital Bank, today announced that John M. Presley, Managing Director and Chief Executive Officer of First Capital, has decided to resign as Chief Executive Officer of First Capital, effective November 13, 2015, in order to become Chief Executive Officer of Lumber Liquidators Holdings, Inc. The First Capital Board of Directors has appointed Robert G. Watts, Jr., currently the President and Chief Executive Officer of First Capital Bank, as Acting Chief Executive Officer of First Capital.

As previously announced on October 1, 2015, First Capital entered into a merger agreement with Park Sterling Corporation (NASDAQ: PSTB) (“Park Sterling”) under which Park Sterling will acquire First Capital. Mr. Watts will serve as Acting Chief Executive Officer of First Capital through the completion of the merger, which is expected to occur in the first quarter of 2016. Mr. Presley will continue as a member of the First Capital Board and will serve in a consulting role through the close of the transaction to ensure a smooth and successful transition.

Grant Grayson, Chairman of the First Capital Board, said, “On behalf of the entire First Capital Board, I want to thank John for his dedication to First Capital. Since joining in 2008, John has led the successful recapitalization and repositioning of First Capital, enhancing performance and growing our asset and deposit base, which has enabled us to enter into this exciting new chapter of growth. We greatly appreciate his contributions and wish him well in his new role. We are fortunate to have someone with Bob’s proven experience and leadership abilities to guide First Capital on a day-to-day basis as we work toward successfully completing our merger with Park Sterling. We believe our combination with Park Sterling will create a stronger community bank to better serve our customers, with an enhanced balance sheet and a broader array of products and services.”

“My years at First Capital were extremely rewarding and I want to thank our employees, the leadership team and the Board for their partnership and collaboration,” said Mr. Presley. “Together, we built an exceptional local bank that will continue to serve the Richmond community as part of Park Sterling. While it’s time for me to move on to a new opportunity, I look forward to remaining a member of the Board through the closing of the transaction with Park Sterling and am proud of all the accomplishments First Capital has achieved. I am confident in First Capital’s continued success under the leadership of Bob Watts and the entire Park Sterling team.”

Mr. Watts added, “I am delighted to serve in this expanded role as we work to complete the merger with Park Sterling. I look forward to partnering closely with the Board and our dedicated employees in order to realize the benefits of the combination for all of our stakeholders.”

About First Capital Bancorp, Inc.

First Capital Bancorp, Inc. is a bank holding company headquartered in Glen Allen, Virginia. First Capital is a community oriented financial institution that offers a full range of banking and related financial services to small and medium-sized businesses, professionals and individuals located in its market area. First Capital operates eight branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown Richmond, and in Chesterfield County, in Bon Air and inside the Village at Swift Creek Kroger store.

Additional Information About the Merger and Where to Find It

Park Sterling has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 that includes a preliminary proxy statement of First Capital that also constitutes a preliminary prospectus of Park Sterling, as well as other relevant documents concerning the proposed merger. INVESTORS ARE STRONGLY URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER. A free copy of the proxy statement/prospectus, as well as other filings containing information about Park Sterling and First Capital, may be obtained at the SEC’s Internet site (http://www.sec.gov). In addition, free copies of documents filed with the SEC may be obtained on the respective websites of Park Sterling and First Capital at www.parksterlingbank.com and www.1capitalbank.com.

Participants in Solicitation

Park Sterling and First Capital and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about the directors and executive officers of Park Sterling and First Capital and other persons who may be deemed participants in this solicitation will be included in the proxy statement/prospectus. Information about Park Sterling’s executive officers and directors can be found in Park Sterling’s definitive proxy statement in connection with its 2015 Annual Meeting of Shareholders filed with the SEC on April 13, 2015. Information about First Capital’s executive officers and directors can be found in First Capital’s definitive proxy statement in connection with its 2015 Annual Meeting of Shareholders filed with the SEC on April 15, 2015. Free copies of these documents can be obtained from the sources indicated above.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by First Capital and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in First Capital’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. First Capital does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:

William W. Ranson

Executive Vice President and CFO

804-273-1160

WRanson@1capitalbank.com